UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to § 240.14a-12

The York Water Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Date Filed: March 23, 2018

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 27, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Appell Center for the Performing Arts (formerly known as The Strand-Capitol Performing Arts Center), 50 North George Street, York, Pennsylvania 17401, on Monday, May 7, 2018, at 1:00 p.m. local time for the purpose of taking action upon the following proposals:

(1)	To elect four (4) Directors to three-year terms of office;
(2)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(3)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described below:

•	By mail – If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions on the Proxy Materials Notice on how to request a printed proxy card);

•	By phone – Call the toll-free telephone number listed on your Proxy Materials Notice or on your proxy card;

•	By internet – Visit the website shown on your Proxy Materials Notice or on the proxy card to vote via the Internet; or

•
In Person – Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting.  Beneficial shareholders whose shares are held in the name of a bank, broker or other nominee must obtain a legal proxy from the holder of record (that is, your bank, broker or nominee) to be able to vote in person at the Annual Meeting.

If you plan on attending the meeting, a boxed lunch will be provided beginning at 12:00 p.m.  Please RSVP to Molly Norton at (717)718-2942 or e-mail mollyn@yorkwater.com if you will be joining us for lunch.

Thank you for your continued interest and support of The York Water Company!

By order of the Board of Directors,

/s/ Joseph T. Hand

JOSEPH T. HAND
Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 27, 2018

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint James H. Cawley, Esq., Jody L. Keller, SPHR, and Steven R. Rasmussen, CPA as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at The Appell Center for the Performing Arts (formerly known as The Strand Capitol Performing Arts Center), 50 North George Street, York, Pennsylvania 17401, at 1:00 p.m. on Monday, May 7, 2018 (the "Annual Meeting"), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone and internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the "Notice") by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy via internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials,  you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided printed copies.  It is anticipated that proxy materials will first be mailed and made available via internet on March 27, 2018.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy electronically, by telephone, or completes and forwards the enclosed proxy is not precluded from attending the Annual Meeting and voting his or her shares in person, and may revoke the proxy by delivering a later dated proxy or by written notification to the corporate secretary at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon two proposals:  (i) to elect four (4) Directors to serve for a term of three (3) years; and (ii) to ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 12,881,018 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.  Abstentions and broker non-votes (when accompanied by broker votes) are considered present and entitled to vote for purposes of establishing a quorum.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 28, 2018.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Director or can withhold authority to vote for certain nominees for Director.  Directors will be elected by a plurality of the votes cast, meaning that the four nominees who receive the most affirmative votes will be elected.  Votes that are withheld will be excluded from the vote and will have no effect.  In accordance with our majority voting policy, any nominee for election as a director who receives a greater number of "withhold" votes than votes "for" election in an uncontested election must deliver his or her resignation to the Board of Directors for consideration by the independent Directors.  See "Proposal 1 Election of Directors" for more information on the majority voting policy.
The proposal to ratify the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast, and any votes that abstain on such proposal will not be counted for or against the proposal.  If a signed proxy is returned with no markings on any of the proposals, the votes represented by that proxy will be voted as recommended by the Board of Directors on each of the proposals.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of Directors, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company's auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 28, 2018, by (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (2) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (3) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the four nominees, the six Directors continuing in office, and the six executive officers, and from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, all as of February 28, 2018.

The table includes shares owned or beneficially owned by the respective individuals as of February 28, 2018.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days from such date.

	Number of Shares		Percent of Total
	Beneficially Owned (1)		Shares Outstanding(2)

1) Certain beneficial owners:
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	760,578	(3)	5.91

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	700,758	(4)	5.44

2) Directors, director nominees and named executive officers:

James H. Cawley, Esq.	451		0.00
Michael W. Gang, Esq.	11,256	(5)	0.09
Joseph T. Hand	12,412	(6)	0.10
Jeffrey R. Hines, P.E.	61,876	(7)	0.48
George W. Hodges	4,652	(8)	0.04
George Hay Kain, III	23,731	(9)	0.18
Jody L. Keller, SPHR	2,083	(10)	0.02
Erin C. McGlaughlin	341		0.00
Kathleen M. Miller	8,761		0.07
Robert P. Newcomer	5,346	(11)	0.04
Steven R. Rasmussen, CPA	1,452		0.01
Mark S. Snyder, P.E.	1,439	(12)	0.01
John H. Strine	271	(13)	0.00
Ernest J. Waters	736		0.01

3) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (16 persons)	135,370	(14)	1.05

(1)
Except as indicated in the footnotes below, Directors and Officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)	The percentage for each individual or group is based on 12,881,018 shares outstanding as of February 28, 2018.
(3)
The information for The Vanguard Group, Inc. was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018.  The Vanguard Group, Inc. reported sole voting power of 23,556 shares, shared voting power of 5,300 shares, sole dispositive power of 732,446 shares, and shared dispositive power of 28,132 shares.

(4)
The information for BlackRock, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2018.  BlackRock, Inc. reported sole voting power of 672,062 shares and sole dispositive power of 700,758 shares.

(5)	Mr. Gang shares voting and investment power on all held shares with his wife.
(6)
Includes 11,680 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power.  Includes 732 shares held by Mr. Hand's children for which Mr. Hand disclaims beneficial ownership.

(7)	Includes 11,222 shares held by Mr. Hines' wife, for which Mr. Hines disclaims beneficial ownership.

(8)	Includes 3,560 shares held by the Hodges Family Foundation, for which Mr. Hodges claims indirect beneficial ownership.
(9)	Includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power.
(10)	Ms. Keller shares voting and investment power on all held shares with her husband.
(11)	Mr. Newcomer shares voting and investment power on all held shares with his wife.
(12)	Mr. Snyder shares voting and investment power on all held shares with his wife.
(13)	Mr. Strine shares voting and investment power on all held shares with his wife.
(14)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some Directors and Officers disclaim any beneficial ownership and which are further disclosed in the notes above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that during the year ended December 31, 2017, all Directors and Executive Officers timely complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934.  The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

PROPOSAL 1
ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, segregated into three classes, and elected to staggered three-year terms of office.  During 2017, the Board consisted of ten Directors.  Each Director class consists of three or four Directors.

 The Nomination and Corporate Governance Committee recommends that the four nominees, each of whom is currently serving as Director, be elected at the Annual Meeting, to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.  There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with bylaw provisions.  Each share represented by the enclosed proxy will be voted for each of the nominees listed, unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as determined by the Proxies.

The four Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the four Directors receiving the most votes are elected, whether or not they receive a majority of the vote.  In 2018, the Board of Directors adopted a majority voting policy whereby in an uncontested director election where the only nominees are those recommended by the Board, any incumbent Director nominated for re-election who receives a greater number of votes "withheld" for his or her election than votes "for" such election will promptly tender his or her resignation after such election.  The independent Directors of the Board will evaluate the relevant facts and circumstances in connection with such Director's resignation, giving due consideration to the best interests of the Company and its shareholders.  Within 60 days after the election, the independent Directors will make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will promptly disclose publicly its decision and the reasons for its decision.  The Board believes this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board appropriate discretion in considering whether a particular Director's resignation would be in the best interests of the Company and its shareholders.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2021

Michael W. Gang, Esq. Age 67 Director since 1996
Mr. Gang is a principal with Post & Schell PC (P & S), Harrisburg, PA, a Pennsylvania-based law firm, concentrating in regulatory matters.  Mr. Gang currently serves as Chairperson of the P & S Board of Directors.  Mr. Gang was a partner in Morgan, Lewis & Bockius, Harrisburg, PA, an international law firm, from 1984 to 2005.  Mr. Gang is counsel to numerous water, gas, and electric utilities which are regulated by the Pennsylvania Public Utility Commission and has represented public utilities over a broad range of complex financial and tax issues in conjunction with economic regulation, financial statements, taxes  and financing for 40 years.  P & S is currently regulatory counsel for the Company.  The Board believes Mr. Gang's legal and regulatory knowledge, as well as his experience with the Pennsylvania Public Utility Commission will continue to be a great benefit to the Company's Board of Directors.

Jeffrey R. Hines, P.E. Age 56 Director since 2008
Mr. Hines has served as the President and Chief Executive Officer of the Company since 2008.  He was Chief Operating Officer and Secretary from 2007 to 2008, and Vice President of Engineering from 1995 to 2006.  Mr. Hines is a director and a member of the compensation, audit and corporate governance and nominating committees of Codorus Valley Bancorp in York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA.  Mr. Hines is a trustee and vice chair of York College of Pennsylvania, a director of the National Association of Water Companies and serves as director or committee member of various community and non-profit organizations.  Mr. Hines is a licensed Professional Engineer in PA and MD, and holds MBA and law degrees.  The Board considered Mr. Hines' experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

George W. Hodges Age 67 Director since 2000
Mr. Hodges, now retired, served as non-executive Chairman of the Board of The Wolf Organization, regional distributor and manufacturer of kitchen and bath products and specialty building products, from 2008 to 2009.  Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2006.  Mr. Hodges is lead director, and a member of the audit, compensation and executive committees of Fulton Financial Corporation (a public company), in Lancaster, PA, and director, trust committee member of Fulton Bank, a subsidiary of Fulton Financial Corporation.  Mr. Hodges is a director, as well as chairing the audit committee and serving on the nominating committee of Burnham Holdings, Lancaster, PA (a public company).  Mr. Hodges is a director of the Powder Mill Foundation, a private charitable foundation in York, PA.  Mr. Hodges is an NACD (National Association of Corporate Directors) Board Leadership Fellow.  He also serves and has served on the boards or committees of various non-profit and community organizations.  The Board determined that Mr. Hodges' business experience and leadership in the community as well as his extensive board and committee service with various organizations will continue to benefit the Company's Board of Directors.

George Hay Kain, III Age 69 Director since 1986
Mr. Kain has been an academic since 2007, and was a consultant from 2004 to 2007.  Mr. Kain ran his own law office from 1982 to 2004, handling all aspects of the business, specializing in pipeline condemnation cases for a local utility, and cases involving real estate, and estates and trusts.  Mr. Kain was a solicitor for York County Children and Youth Services.  He also practiced in the local juvenile court, the Pennsylvania Superior Court, and the Pennsylvania Supreme Court.  Mr. Kain was admitted to the bar of the Supreme Court of the United States.  Mr. Kain is also actively involved in various non-profit organizations.  The Board considered Mr. Kain's legal experience as well as his commitment and contributions to the Company over the past 30 years and determined that his continued service will be beneficial to the Company's Board of Directors.

The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

DIRECTORS WITH TERMS EXPIRING IN 2019

James H. Cawley, Esq. Age 72 Director since 2016
Mr. Cawley has been an energy consultant with the Harrisburg, PA law firm, Skarlatos-Zonarich LLC, since November, 2016, Vice President, Strategy for HomeADE LLC d/b/a Zentility, a state–licensed software application for retail electricity consumers since May 2016, and an adjunct professor of Administrative Law at the Widener School of Law, Philadelphia, PA since 2005.  Mr. Cawley served two terms as a member of the Pennsylvania Public Utility Commission (PPUC), one from 1979 to 1985 and the second from 2005 to 2015.  He was Chairman of the PPUC from 2008 to 2011.  Prior to serving on the PPUC, Mr. Cawley was a partner in several law firms including Rhoads & Sinon LLP, Harrisburg, PA from 1996 to 2005; and LeBoeuf, Lamb, Green & MacRae LLP, Harrisburg, PA from 1988 to 1996.  In addition, Mr. Cawley served as majority counsel to the state Senate Consumer Affairs Committee and chief counsel to the Democratic floor leader in the Senate, and was a major drafter of the Pennsylvania Public Utility Code.  Mr. Cawley served on the board of Pennsylvania-American Water Company from 1998 to 2003 and the Pennsylvania Energy Development Authority from 1991 to 1999.  The Board views Mr. Cawley's experience in legal and regulatory matters, particularly in the state of Pennsylvania, as an invaluable asset to the Company's Board of Directors in the areas of customer rates, regulations and legislation, in addition to many others.

Jody L. Keller, SPHR Age 64 Director since 2015
Ms. Keller is the owner of Jody Keller LLC, a human resources management consulting firm she founded in 2013.  Concurrently, Ms. Keller is the Executive in Residence at The Graham Center for Entrepreneurial Leadership Studies at Penn State York.  Previously, Ms. Keller served as the Interim Executive Director of the Strand Capitol Performing Arts Center in York, PA from 2014 to 2015.  Prior to her consulting business, Ms. Keller was a Partner and Chief Administrative Officer of ParenteBeard LLC, a national accounting firm providing CPA and business advisory services to small and middle market businesses, non-profits and SEC registrants from 1999 to 2013.  Ms. Keller was the owner and President of her own business, Keller Resources, Inc. specializing in human resources, management consulting and training from 1984 to 1999.  Additionally, Ms. Keller served as an instructor of human resources management, employment law, and training and development courses at Villanova University and York College from 1992 to 2011.  Ms. Keller has held numerous Chairman, President, board member and various committee positions with community and non-profit organizations.  The Board believes Ms. Keller's expertise in human resources, organizational development and design, compensation strategy, and leadership development will aid in succession planning efforts, identification of future officers and Board members, add some diversity to the Board, and that her knowledge and leadership in the community will add overall strength to the Board of Directors.

Steven R. Rasmussen, CPA Age 45 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006.  Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen serves on the boards and executive committees of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA (both private companies).  He also serves and has served on the boards and committees of numerous community, non-profit and professional organizations as a way of giving back to the communities where he works and lives.  In addition to his utility experience and board experience, Mr. Rasmussen is a certified public accountant, and a leader in the communities of some of the Company's recently added water systems.  The Board views Mr. Rasmussen's utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company's Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2020

Erin C. McGlaughlin Age 44 Director since 2016
Ms. McGlaughlin is founder and partner at Design Quake, Inc., a business consultancy in York, PA.  Prior to her current position, Ms. McGlaughlin was on the senior management team at Mitchco, Inc. d/b/a Rudy Art Glass, a family-owned decorative architectural glass fabricator in York, PA from 2005 to 2016, an Assistant Marketing Manager for General Mills in Minneapolis, MN from 2004 to 2005, Manager of Investment Funds at The Carlyle Group, a private equity firm in Washington, DC, from 1998 to 2002, and a Senior Auditor with Arthur Anderson LLP in Washington, DC from 1995 to 1998.  Ms. McGlaughlin is active in the York community, serving as a board member, officer or committee member of a number of non-profit organizations.  In addition, Ms. McGlaughlin was named a Central Penn Business Journal Woman of Influence in 2015.  The Board considered Ms. McGlaughlin's experience in all aspects of running a business including strategic planning, marketing, production, finance, accounting, human resources, sales, and public relations and her involvement in the community and determined that she would add a considerable benefit and diversity to the Company's Board of Directors.

Robert P. Newcomer Age 69 Director since 2013
Mr. Newcomer has been President of Newcomer Consulting LLC, providing financial consulting services for public, private and not for profit organizations since 2003.  Prior to starting his own business, Mr. Newcomer was with Glatfelter, York, PA, a public company and global manufacturer of specialty paper and engineered products from 1972 to 2003.  He was an Executive Vice President for Glatfelter from 1993 to 2001, and President and Chief Operating Officer from 2001 to 2003.  Mr. Newcomer also served as Dean of Business Affairs and CFO for York College of Pennsylvania from 2004 to 2006 and Interim President for York County Community Foundation from 2008 to 2009.  He currently serves as a director and a member of the strategic review, compensation and employee benefits committees at Burnham Corporation, Lancaster, PA, a public company; and a director and compensation committee member of Glatfelter Insurance Group, York, PA, which is a private company.  Mr. Newcomer also participates as an officer, Board or committee member with various community and non-profit organizations.  The Board determined that Mr. Newcomer's experience leading a large public company, his financial background, board and committee experience with other organizations, as well as his familiarity with the community in which the Company serves, would continue to benefit the Company's Board of Directors.

Ernest J. Waters Age 68 Director since 2007
Mr. Waters, now retired, served as Area Vice President and York Area Manager, Met-Ed, a FirstEnergy Company (an investor owned utility) from 1998 to 2009.  In addition to management, Mr. Waters' experience includes public accounting, internal auditing and serving as an expert accounting witness in rate proceedings before the Pennsylvania Public Utility Commission, The Federal Energy Regulatory Commission, and the New York Public Service Commission.  Mr. Waters was formerly a Certified Public Accountant and holds an MBA degree.  He serves as a director, chairman of the special joint compliance committee, and a member of the risk and audit committees of Fulton Financial Corporation (a public company), and a director and chairman of the trust committee of Fulton Bank of Lancaster, PA (a subsidiary of Fulton Financial Corporation).  Mr. Waters served on the board of Wellspan Health (a non-profit organization.), chaired the audit committee, and was a member of the executive committee before ending his service in 2017 by reaching the maximum years allowed.  Mr. Waters is an NACD Governance Fellow.  The Board considered Mr. Waters' prior experience in the utility industry and with regulatory matters and his current public company director and committee experience to be valuable and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY
Name	Positions and Offices Held

Joseph T. Hand Age 55 Officer since 2008
Mr. Hand has been Chief Operating Officer for the Company since March 2008.  Prior to joining the Company, Mr. Hand was Chief of the Navigation Branch, Baltimore District, for the U.S. Army Corps of Engineers from September 2006 to February 2008, and Deputy Commander and Deputy District Engineer for the Corps of Engineers from June 2003 to September 2006.  Prior to the Army Corps, Mr. Hand held various positions in the U.S. Army.

Kathleen M. Miller Age 55 Officer from 2003 to 2017
Ms. Miller, now retired, was Chief Financial Officer and Treasurer of the Company from January 2003 to December 2017, Controller and Assistant Treasurer of the Company from October 2001 to December 2002, and Accounting Manager from March 1996 to September 2001.  Prior to joining the Company, Ms. Miller held a variety of accounting and financial positions with two large companies in the York County area.

Matthew E Poff, CPA Age 46 Officer since 2018
Mr. Poff has been Chief Financial Officer and Treasurer of the Company since January 2018.  Prior to his current position, Mr. Poff was Controller and Assistant Treasurer of the Company from May 2017 to December 2017, and Controller from June 2009 to April 2017.  Prior to joining the Company, Mr. Poff was the Chief Financial Officer for I.B. Abel, Inc., an electrical contractor in York, PA, from October 2006 to May 2009, and held various positions of increasing responsibility at Beard Miller Company LLP, a regional accounting firm in York, PA for more than ten years.  Mr. Poff is a licensed Certified Public Accountant in Pennsylvania.

Vernon L. Bracey Age 56 Officer since 2003
Mr. Bracey has been Vice President of Customer Service of the Company since March 2003.  Prior to his current position, Mr. Bracey was Customer Service Manager from January 2000 to February 2003 and Meter Reading Manager from September 1998 to December 1999.  Prior to joining the Company, Mr. Bracey held various positions in economic development, energy services and public and community relations at GPU Energy, A First Energy Company, from March 1983 to August 1998.

Mark S. Snyder, P.E. Age 47 Officer since 2009
Mr. Snyder has been Vice President-Engineering since May 2009.  Prior to his current position, Mr. Snyder was Engineering Manager from October 2007 to April 2009 and Engineer from December 2006 to October 2007.  Prior to joining the Company, Mr. Snyder was a project engineer with Buchart Horn, Inc., York, PA, an international engineering firm from April 2001 to December 2006, and a project engineer for Rettew Associates, York, PA, a national engineering firm, from December 1996 to April 2001.  Mr. Snyder is a licensed Professional Engineer in Pennsylvania.

John H. Strine Age 61 Officer since 2009
Mr. Strine has been Vice President-Operations since May 2009.  Prior to his current position, Mr. Strine was Operations Manager from February 2008 to May 2009, Maintenance and Grounds Superintendent from August 1991 to February 2008, Assistant Superintendent from June 1985 to July 1991, and held various other positions with the Company prior to 1985.

CORPORATE GOVERNANCE

The Board of Directors operates under specific corporate governance principles and guidelines based on the Company's Bylaws, Standing Resolutions, and Policies.  The Nomination and Corporate Governance Committee ("the Committee") monitors, develops and makes recommendations to the Board of Directors based on these principles and guidelines.  Some of the principles and guidelines are listed below.

Board Selection

The Bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 75 for all Directors.

The Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Committee recommends nominees to the Board based on the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company.  Some of these skills include crisis management, accounting and finance, corporate governance, merger and acquisition, business development and risk management. The Committee also seeks Board members who will add diversity to the Board in areas such as professional experience, perspectives, education, skills, backgrounds, demographics (including gender, race, age, national origin, etc.), culture and work-style.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, have a high degree of integrity, and be selected based upon contributions they can make to the Company.  The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally-recommended candidates and those recommended by shareholders.

Director Independence

The Company's Common Stock is listed on the NASDAQ Global Select Market ("NASDAQ").  NASDAQ listing rules require that a majority of the Company's Directors be "independent directors" as defined by NASDAQ corporate governance standards.  In compliance with this rule, the Board of Directors examines the independence of its members annually.  In order for a Director to be considered independent, the Director must not be an executive officer or employee of the Company and the Board must determine that the Director has no relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  Generally but not exclusively, a Director does not qualify as an independent director if the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years;

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for payment for Board service, retirement plan benefits or non-discretionary compensation, or in the case of an immediate family member compensation as an employee);

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company as an executive officer;

4.
Has been or has an immediate family member who has been a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company's securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company's executives serve or have served during the past three years on that entity's compensation committee; and

6.
Is or has an immediate family member who is a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

The Board has determined that Directors Cawley, Gang, Hodges, Kain, Keller, McGlaughlin, Newcomer, Rasmussen and Waters are independent directors under the NASDAQ listing standards.  Mr. Hines, who is an employee of the Company, is not considered an independent director.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to an annual questionnaire regarding employment history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.  In addition, Directors are required to notify the Board when considering new directorships.

In making the determination that Mr. Gang is independent under the NASDAQ rules, the Board considered 2017 payments of $136,226 made to Post & Schell PC, a law firm in which Mr. Gang is Chairman of the Board and Principal.  Post & Schell PC is the Company's regulatory counsel.  The amounts paid represent less than 0.20% of Post & Schell PC revenue in 2017.  The Company pays the same rates for services as the firm's other comparable clients.  Mr. Gang is not a controlling shareholder of the firm.

In making the determination that Mr. Rasmussen is independent under the NASDAQ rules, the Board considered 2017 payments of $38,112 made to affiliated entities of Adams Electric where Mr. Rasmussen serves as an executive officer.  The payments were for electric service, based on rates applicable to all Adams Electric consumers, and for gasoline which was purchased through a bidding process.  The payments made were not material to the affiliated entities.

The Company has a banking relationship with Fulton Bank, where Mr. Hodges and Mr. Waters are members of the Board of Directors.  The amounts paid to the entity were not material.

The Company makes payments to The Glatfelter Agency for insurance brokerage services where Mr. Newcomer is a member of the Board of Directors.  The amounts paid to the entity were not material.

In addition to these relationships, the Company purchases from and sells services to certain Directors or the organizations with which they are affiliated at rates that are either regulated or the same as those charged to the same class of customers.

The Board determined that the noted relationships do not create a conflict of interest or impair any Director's judgment with respect to Board member responsibilities.  Directors who are involved with entities being discussed or voted upon at a meeting abstain from voting on that matter.

Board Leadership Structure

The preference of the Board, per its Standing Resolutions, is for the Chairman of the Board to be an independent director as defined by NASDAQ.  Generally, independent directors provide oversight and protect shareholder interests, and they offer more objective input and leadership to the Board.  The Board believes this structure is in the shareholders' best interest.  The Chairman leads regular executive sessions of the Board's independent Directors.  In addition, the Chairman of the Board and the Chairman of the Nomination and Corporate Governance Committee annually evaluate the performance of the individual Directors.

Board Role in Risk Oversight

The Board and its Committees are responsible for oversight of the Company's risk management process.  The Audit Committee is responsible for oversight of risks relating to the Company's financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting and compliance with certain of the Company's ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company's compensation programs and performs the annual performance review of the Chief Executive Officer (the "CEO").  Other risks such as regulatory risk, environmental risk, and strategic risk are monitored by the Executive Committee, the Nomination and Corporate Governance Committee, or the full Board.

Senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors or the designated committee.  While certain elements of risk are addressed at each Board meeting, management and the Board of Directors conduct a comprehensive analysis of risk on an annual basis.  The Board believes a Chairman that is independent of management adds another layer of insight to the risk assessment process.

Board Committees and Functions

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.  The Audit, Compensation, and Nomination and Corporate Governance committees must be composed of at least three Directors all of which are considered independent directors under the NASDAQ rules.  Each of these three key committees has a charter which is reviewed at least annually, and which is posted on the Company's website at www.yorkwater.com under "Investor Relations", then "Corporate Governance".

The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, ratemaking, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: George W. Hodges, Chairperson; James H. Cawley, Esq.; Michael W. Gang, Esq.; Jeffrey R. Hines, P.E.; Robert P. Newcomer; and Ernest J. Waters.  The Executive Committee held one (1) meeting during the fiscal year ended December 31, 2017.

The Audit Committee monitors the audit functions of the independent public accountants, and reviews the Company's financial reporting process and internal controls.  The Audit Committee is composed of the following independent Directors appointed by the Board: Steven R. Rasmussen, CPA, Chairperson; Erin C. McGlaughlin; Robert P. Newcomer; and Ernest J. Waters.  Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee meet the additional requirements for independence applicable to Audit Committee members, are financially literate and are "audit committee financial experts" within the meaning of applicable SEC rules.  The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2017.

The Compensation Committee considers and makes recommendations to the Board of Directors concerning the appropriate compensation package for the corporate officers, Directors and members of the Committees of the Board of Directors of the Company, including incentives.  Compensation for corporate officers is further explained in the Compensation Discussion and Analysis section of this proxy statement.  Director and committee member compensation is based on a review of fees paid by peers and other public companies.

The Compensation Committee is composed of the following independent Directors appointed by the Board:  Ernest J. Waters, Chairperson; George Hay Kain III; Jody L. Keller, SPHR; and Robert P. Newcomer.  The Compensation Committee held two (2) meetings during the fiscal year ended December 31, 2017.

The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company's succession planning, oversees the Board's annual evaluation of its performance and the performance of other Board Committees, evaluates corporate governance best practices, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  The Committee will consider nominees recommended by shareholders of the Company in accordance with the Company's Bylaws.

The Nomination and Corporate Governance Committee is composed of the following independent Directors appointed by the Board:  James H. Cawley, Esq., Chairperson effective January 29, 2018; Erin C. McGlaughlin; and Steven R. Rasmussen, CPA.  The Nomination and Corporate Governance Committee held two (2) meetings during the fiscal year ended December 31, 2017.

Related Party Transactions

The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and any related persons (directors, nominees for directors, 5% security holders, and executive officers or their immediate family members).  Under the policy (and the Audit Committee Charter), the Audit Committee is responsible for reviewing and approving all transactions involving the Company in which any related person has a direct or indirect interest, regardless of amount.  The Audit Committee intends to approve only those related party transactions that are on terms no less favorable to the Company than could be obtained from independent third parties and are otherwise in, or are not inconsistent with, the best interests of the Company and its shareholders.

In furtherance of this policy, the Company's Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees, which generally requires that any transaction or opportunity that may constitute a conflict of interest, be reported to management so that it may be reviewed and avoided, if possible.  The Code of Conduct is available on the Company's web site at www.yorkwater.com under "Investor Relations", then "Corporate Governance".

Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are also executive officers will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

Executive Sessions of the Board

The independent Directors of the Board schedule regular executive sessions of independent Directors in which they meet without management participation.  The Chairman of the Board leads these sessions.

Stock Ownership

The Board approved a stock ownership policy in 2016.  Each non-employee Director shall within five (5) years of appointment, or five (5) years from the original date of the policy, whichever is later, attain shares valued at three (3) times the annual cash retainer at that time.  No adjustments for subsequent fluctuations in stock price or cash retainers will be made.  A Director may use both purchased and granted shares to meet the requirement.  A Director must continue to hold a minimum of three (3) times the annual retainer for as long as they are a Director.  In addition, the CEO of the Company shall within five (5) years of hire, or five (5) years from the original date of the policy, whichever is later, attain shares valued at three (3) times his or her annual base salary at that time.  No adjustments for subsequent fluctuations in stock price or base salary will be made.  The CEO may use both purchased and granted shares to meet the requirement.  The CEO must continue to hold a minimum of three (3) times his or her annual base salary for as long as he or she holds the position of CEO.  As part of the Company's Securities Trades Policy, directors, officers and selected employees are prohibited from trading in Company securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging securities, or otherwise engaging in any type of hedging transactions involving Company securities.

Code of Ethics

The Company's Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  The Code of Conduct constitutes a "code of ethics" as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2017.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2014.  The Code of Conduct is also available, free of charge, on the Company's website, www.yorkwater.com, under "Investor Relations", then "Corporate Governance".  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company's financial reporting process on behalf of the Board, including reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company's internal control over financial reporting and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company's independent registered public accounting firm and evaluates the performance of the firm.

Management is responsible for the Company's internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue reports thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent registered public accounting firm, Baker Tilly Virchow Krause, LLP ("Baker Tilly"), the matters required to be discussed by Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed Baker Tilly's independence with the firm and management.

Based upon the Committee's discussions with management and Baker Tilly and the Committee's review of the representations of management, and Baker Tilly's report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Steven R. Rasmussen, CPA Chairperson
Erin C. McGlaughlin Member	Robert P. Newcomer Member	Ernest J. Waters Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Baker Tilly as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2018.  Although we are not required to seek shareholder approval of this appointment, the Board of Directors believes it is in the best interests of shareholders to be given the opportunity to ratify the appointment.  If shareholders do not ratify the appointment of Baker Tilly, the Audit Committee will consider the appointment of another independent registered public accounting firm for the Company in future years.  It is understood that even if the selection of Baker Tilly is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Baker Tilly are expected to be present at the 2018 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Public Accountant's Fees and Services

Audit fees and all professional services rendered by the Company's independent registered public accountants, Baker Tilly were approved by the Company's Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered.

The following table presents fees for services provided by Baker Tilly for 2017 and 2016:

	2017	2016
Audit Fees (1)	159,783	149,843
Audit Related Fees	-	-
Tax Fees (2)	13,250	13,000
All Other Fees	-	-
	173,033	162,843

(1)
Professional services rendered for 2017 and 2016 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and (c) the audit of the effectiveness of internal control over financial reporting.  In addition, 2016 fees include consent procedures in connection with registration statements relating to the Company's stock plans.

(2)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2017 and 2016, there were no exceptions to the Audit Committee's pre-approval requirements.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote "FOR" the ratification of Baker Tilly Virchow Krause, LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Named Executive Officers.  This section discusses the compensation we paid to our named executive officers (as defined by SEC rules) in 2017.  Our named executive officers are:

Name	Title

Jeffrey R. Hines, P.E.	President, Chief Executive Officer
Kathleen M. Miller	Chief Financial Officer
Joseph T. Hand	Chief Operating Officer
John H. Strine	Vice President-Operations
Mark S. Snyder, P.E.	Vice President-Engineering

COMPENSATION DISCUSSION AND ANALYSIS

Highlights of Our Financial Performance in 2017.
•	Net income and earnings per share (EPS) were $13.0 million, and $1.01, respectively, compared to $11.8 million and $0.92 in 2016;
•	Total revenue grew to $48.6 million from $47.6 million, an increase of $1.0 million, or 2.1%;
•	The Company's long-term performance is strong with three-year average annual total shareholder return at 18.8% and three-year average annual return on equity of 10.9%.

General Philosophy.  The goal of our compensation program is to attract, motivate and retain our executive officers who are key to the success of our Company.  We compensate our named executive officers through a combination of base salary, short-term cash incentives and long-term incentives through stock-based awards designed to be competitive with comparable employers and to align management's incentives with the long-term interests of our customers and shareholders.  Our compensation setting process consists of establishing a base salary for each named executive officer, designing an annual cash incentive (currently up to 5% of salary) for such executive to reward the achievement of specific operational goals, and awarding a long-term incentive award based on performance metrics over three years.  We only incentivize operational goals that add value for both our customers and our shareholders, such as increasing efficiency, ensuring a safe, adequate supply of water, reducing costs, improving customer service and expanding our service territory in order to gain economies of scale and spread fixed costs over a larger number of customers.  Payouts for incentives that are not in the long-term interest of customers may not be considered prudent, and therefore, may not be recoverable through water and wastewater rates granted by the Pennsylvania Public Utility Commission.  In 2016, shareholders approved a long-term incentive plan to advance the long-term success of the Company, and to increase shareholder value by providing the incentive of long-term stock-based awards to officers, directors and key employees.  The plan is designed to: (1) encourage Company stock ownership by participants to further align their interest with the interests of shareholders of the Company, (2) ensure that compensation practices of the Company are competitive in the industry and (3) assist in the attraction and retention of directors and key employees vital to the Company's success.

Role of Compensation Committee Consultant.  The Compensation Committee engaged Mosteller & Associates, Reading, PA (the "Consultant") to evaluate the Company's director and executive compensation relative to the market, and to make recommendations as necessary.  The Consultant compared the compensation package of our executives to water utilities in the mid-Atlantic with similar size and scope, general utility companies in the mid-Atlantic with similar size, engineering and utility organizations in Pennsylvania of similar size, publicly held smaller companies in Pennsylvania and Maryland, and other smaller publicly held water utility companies.  The Consultant found that base pay for the executive officers was generally between the 25th and 50th percentile, bonus pay was substantially less than the market, the Company had no long-term incentive plans to compare to the market, and the supplemental pension plans were very strong relative to the market.  The Consultant recommended a long term equity incentive plan, which was approved by shareholders in 2016.  The Compensation Committee concluded that Mosteller

& Associates is an independent consultant after considering the factors relevant to Mosteller & Associates' independence from management, including the factors set forth in the NASDAQ and SEC rules regarding compensation consultant independence.  If necessary in the future, the Compensation Committee plans to engage a different consultant to maintain independence from management.

Base Salary.  To assist us in establishing base salary in 2017, the Compensation Committee directed management to provide a comparison between compensation for senior management with our four most similar water utility peer companies.  These companies included: Middlesex Water Company (MSEX), Connecticut Water Company (CTWS), Artesian Water Company (ARTNA), and San Jose Water Company (SJW).  Compensation information for the comparable companies was obtained for the named executive officers as reported in the 2017 proxy statements.  In order to adjust for size differences, a regression analysis was performed based on the following attributes of the comparable companies: total revenue, number of customers, net utility plant, and number of employees.  Comparable company attributes were obtained from proxy statements, annual reports, and SEC 10-K filings.  After correlating for these size differences through a regression analysis, it was deemed appropriate that the Company's compensation goal should be between 65% and 120% of the projected base compensation.  The width of this band reflects such items as: complexity of operations, variations in duties of the incumbents, time in service, geographic differences in cost of living, and statistical uncertainty due to a relatively small sample size.

Due to the small sample size of peer water utilities and significant geographic differences, the Company also compared several similarly sized (by net income), publicly traded companies located in our service area to insure that our senior executive compensation is competitive with similar organizations in our area.  The Company selected two locally based, publicly traded financial institutions for this comparison: Codorus Valley Bancorp (CVLY) and Adams County National Bank (ACNB). These companies were selected because they serve the same geographic area, are similar sized, and operate in a highly regulated environment which is comparable to a water company.  It was deemed appropriate that the Company's compensation goal should be between 65% and 120% of the base compensation of these local comparable companies.  The width of this band reflects such items as: complexity of operations, variations in duties of the incumbents, and time in service.

The base salary level of named executive officers will be reviewed annually to determine if the peer groups described above, and the 65% to 120% band widths continue to be appropriate based on changes relative to comparable companies, our product line, the current regulatory environment, changes in water and wastewater quality standards, competition for competent management, and growth in our service territory, as well as other relevant factors.

The Compensation Committee also considers subjective factors such as the value of the position to the Company, competition for executives, the performance of the executive, and the length of service in the current position and with the Company when determining base salary levels.

Bonuses.  We do not provide bonuses to senior management.

Stock Awards.  In 2016, shareholders approved a Long-Term Incentive Plan to advance the long-term success of the Company, and to increase shareholder value by providing the incentive of long-term stock-based awards to officers, directors and key employees.  The plan is designed to: (1) encourage Company stock ownership by participants to further align their interest with the interests of shareholders of the Company, (2) ensure that compensation practices of the Company are competitive in the industry and (3) assist in the attraction and retention of directors and key employees vital to the Company's success.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has based the awards for officers on a combination of metrics that link closely to shareholder value.  Twenty-five (25) percent of the award is based on achieving a three-year average total shareholder return of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average return on equity of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average Pennsylvania Public Utility Commission justified complaint rate per 1,000 customers of less than the Pennsylvania water utility peer group average in the most recently published report, and twenty-five (25) percent of the award is based on maintaining customer rates that are less than the Pennsylvania water utility peer group average.  The grants will typically be made in the first or second quarter of the year based on a three-year look back method of these metrics ending with the most recently completed fiscal year.  The awards vest ratably over three years for the participants.

On April 26, 2017, the Compensation Committee determined that the Company met or exceeded all four metrics for the three-year period ended December 31, 2016.  The Committee awarded restricted stock to all officers and other key employees effective May 1, 2017 at a rate of 2% of base salary to vest ratably over three years beginning May 1, 2017.  The Committee awarded the named executive officers the amounts set forth in the Grants of Plan Based Awards Table below, which was the target incentive amount for each named executive officer.

Cash Incentives.  Our practice is to use cash awards to incentivize our senior managers in the short-term to create value for our customers and shareholders.  To that end, we adopted a Cash Incentive Plan in 2005, pursuant to which our Compensation Committee sets annual performance objectives and target incentive payment amounts.  All of our supervisors and managers participate in the plan, including our named executive officers.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has discretion to determine all performance objectives.  In addition, the Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee:  (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water and wastewater quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a minimum score of five (5) points.  Objectives of more significant value or that require more effort, may carry more than five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives an award.

The Compensation Committee set the performance objectives and target incentive awards for 2017 on January 30, 2017.  For 2017, the Compensation Committee determined that the amount of the target cash incentive award would be 5% of the base salary as of December 31, 2017 for each management employee, including named executive officers.  The Committee selected 5% as the target cash incentive award for 2017, and for all of the previous years since the plan's inception in 2005, after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company's total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the Company.  Finally, the Compensation Committee considered how the plan would be perceived by the regulators, customers and shareholders.  All of these factors together contributed to the Committee's decision to keep the target incentive relatively low as compared to other companies.

The 2017 performance objectives as determined by the Compensation Committee were, among other things:  replace and reline over 42,200 feet of pipe; replace 400 company-owned lead service lines and the attached customer-owned lead service line; develop an inventory of customer-owned service lines which are made of lead; provide a water test to all customers with a company-owned or customer-owned lead service line that requests such a test; review our corrosion control and optimize if needed; obtain operating permits for the new raw water pumping station and pipeline; successfully integrate approved wastewater acquisitions into the Company's operations to realize economies of scale; conduct needs surveys for additional portions of the current service territory without public water supply; submit a rate case to the Pennsylvania Public Utility Commission if one is deemed appropriate; implement a labor-management plan to provide uninterrupted service; and complete the Environmental Protection Agency's climate ready utility pilot program.

On January 29, 2018, the Compensation Committee determined that our management had achieved eighty-eight (88) percent of the performance objectives listed above for 2017, as well as the set business criterion for 2017, which was, earnings per common share of $0.87.  The Committee awarded the named executive officers the amounts set forth in the Grants of Plan Based Awards Table below, which was the target incentive amount for each named executive officer.

On January 29, 2018, the Compensation Committee determined performance objectives and target incentive amounts to be awarded under the plan for 2018.  The performance objectives are, among other things:  replace and reline over 50,000 feet of pipe; replace 400 company-owned lead service lines and the attached customer-owned lead service line; expand an inventory of customer-owned service lines which are made of lead; provide a water test to all customers with a company-owned or customer-owned lead service line that requests such a test; review our corrosion control; complete the integration of the new raw water pumping station and pipeline; complete the Lake Williams upstream valve installation; obtain a permit for the Lake Williams spillway replacement; conduct needs surveys for additional portions of the current service territory without public water supply; submit a rate case to the Pennsylvania Public Utility Commission if one is deemed appropriate or submit an application to increase the allowed distribution system improvement charge; and implement a fixed collector network for the gravity system.  The target incentive amounts for 2018, as determined by the Compensation Committee, are 5% of named executive officers' base salary as of December 31, 2018 and the business criteria for 2018 is a target level of earnings per common share.

Clawback Policy.  In the event of a material misstatement of financial results requiring restatement, the Board, or appropriate committee thereof, will review all short-term and long-term incentive compensation paid to senior executives on the basis of having met specific performance targets during the restatement period.  If the material misstatement resulted from fraud, negligence or intentional misconduct, the Board or committee will take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence.  The Board will, to the extent permitted by applicable law, to the extent it is reasonable to do so (e.g. the expense of recovering the compensation does not exceed the amount recovered), and to the extent that the amount earned under restated financial results is lower than the amount originally awarded, require reimbursement from the senior executive engaged in the misconduct that caused the need for the restatement.  The required reimbursement will be the amount paid in excess of the amount earned under restated financial results.  In addition, the Board may dismiss the senior executive, authorize legal action, or take such other action to enforce the officer's obligations to the Company as it deems appropriate.

Severance Benefits.  Other than Change in Control payments described below, we do not provide severance benefits to employees as part of our compensation program.

Retirement Plans.  We provide a traditional defined benefit pension plan covering employees hired before May 1, 2010.  All named executive officers are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other pension-eligible employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made.  Normal (full) retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 65.  Early retirement benefits are reduced by 5/9 of a percent for each of the first 60 months by which the early retirement date precedes the normal retirement date, and 5/18 of a percent for each month in excess of 60 months by which the early retirement date precedes the normal retirement date.

We also provide a supplemental retirement program, which provides senior management with a retirement benefit at or after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his or her beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to the plan commencement date, by a predetermined annual retirement benefit unit, some of which are shown below.  The number of years of eligible service for each named executive as of December 31, 2017 is shown in the Pension Benefits Table.

	Annual Retirement Benefit Unit at Age:
	55	60	65
Mr. Hines	$-	$2,033	$1,482
Ms. Miller	2,330	-	-
Mr. Hand	1,961	1,961	1,961
Mr. Strine	-	2,778	2,778
Mr. Snyder	1,333	1,333	1,333

The estimated annual benefit payable to Mr. Hines at normal retirement age (65) under the supplemental retirement program is $53,333.  The estimated annual benefit payable to Mr. Hand, Mr. Strine, and Mr. Snyder at normal retirement age under the supplemental retirement program is $33,333.  The annual benefit payable to Ms. Miller under the supplemental retirement program has been established at $32,624 based on her retirement at December 31, 2017, payable over 15 years beginning at age 60.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  Named executive officers who terminate their employment between the ages of 55 and normal retirement age are subject to alternate annual retirement benefit units as provided in the plan agreements.  If a named executive officer were to die before retirement, his or her beneficiary would receive a death benefit of $500,000, with the exception of Mr. Hines' beneficiary, who would receive $800,000.  If a named executive officer were to die after retirement but prior to age 60, his or her beneficiary would receive the benefit earned at retirement.

Deferred Compensation.  We also provide a deferred compensation program to management.  The deferred compensation program permits managers and executives to defer up to 5% of salary over an eight (8) to eleven (11) year period, with the Company matching the deferment up to 2.50% of salary.  During 2015, the Compensation Committee approved an Amended and Restated Deferred Compensation Plan (the "Plan") which accelerated the vesting of various portions of the Plan from age 60 to other times based on years of plan participation.  The Plan was filed as Exhibit 10-18 to our 2015 Annual Report on Form 10-K.  Under the amended and restated plan, participants immediately vest in their deferral and the earnings thereon; after 10 years in the plan, participants vest in the Company match and the earnings thereon; after 15 years in the plan, participants vest in the tax savings associated with their deferral, the Company match and the earnings; and upon reaching age 60, participants vest in the enhanced benefit based on each participant's enhancement factor and the related tax savings associated with their enhanced benefit.  The tax savings do not represent a gross up of the deferred compensation payout, but rather a pass-through of the tax benefit the Company will realize, when benefits are paid to participants.

Mr. Hand and Mr. Snyder are currently deferring salary under the Plan.  Mr. Hines and Ms. Miller deferred salary under the Plan in 2017, but they reached the end of their deferral period and are no longer deferring salary in 2018.  Matching benefits for 2017 were $487 for Mr. Hines, $1,519 for Ms. Miller, $2,775 for Mr. Hand and $2,000 for Mr. Snyder.  Annually, the Company credits participants' deferred compensation balances with tax savings accruing to the Company that will be realized in the form of a death benefit at a later time.  Tax savings credited to each participant's account in 2017 amounted to $1,666 for Mr. Hines, $1,858 for Ms. Miller, $4,583 for Mr. Hand, $904 for Mr. Strine and $3,328 for Mr. Snyder.  Mr. Strine reached age 60 in 2017 and was credited with his enhanced benefit and the related tax savings associated with his enhanced benefit which amounted to $157,503.  Also annually, the Company credits participants' accounts with interest on the existing balance at a rate selected by the Company, currently equal to the December 15 rate of Moody's AAA Corporate Bond Yield.  The interest rate amounted to 3.43% for 2017.  2017 credited earnings and future tax savings are shown in the "Nonqualified Deferred Compensation" table.  Payouts from this plan on retirement, termination, disability or death are described in detail below in the narrative discussion accompanying the Nonqualified Deferred Compensation Table.  Our deferred compensation program does not provide above-market or preferential earnings.  Certain members of management hired after May 1, 2010 who are not eligible for the defined benefit pension plan, are eligible for an enhanced deferred compensation plan.  None of our named executive officers are benefiting under the enhanced plan.

Due to the enactment of the Tax Cuts and Jobs Act in December 2017, a revaluation of the participant's account balances was completed at the tax rates currently in effect resulting in a reduction of accumulated benefits for each participant.  The reduction is reflected in the aggregate balance on the "Nonqualified Deferred Compensation" table but is not reflected as a reduction to compensation on the Summary Compensation Table.

      401(k).  Our named executive officers may participate in our 401(k) savings plan on the same terms as other employees.  We provide an annual maximum matching contribution of $2,800 per employee, for participating employees hired before May 1, 2010.  All named executives received the maximum matching contribution during 2017.  Employees hired after May 1, 2010 who are not eligible for the defined benefit pension plan, are eligible for an enhanced 401(k) plan.  None of our named executive officers are benefiting under the enhanced plan.

Change in Control.  Our senior management has built the Company into the successful business that it is today.  We believe that it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, we entered into amended and restated agreements with each of our senior managers that provide for certain payments upon changes of control in consideration of such senior managers agreeing not to compete with us for a period of time following the termination of their employment.  Most change in control payments are only paid if the senior manager in question is terminated in connection with a change in control.  In certain circumstances, however, payments may be made to senior managers who do not terminate their employment for one year following a change in control.  These payments incentivize our senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promote stability for the Company during such times.  Change in control benefits are paid in lump sum and are based on a multiple of base salary and cash incentive compensation.  In the event of a change of control, we also continue health and other insurance benefits for up to one year depending on circumstances.  The agreements are valid for an initial term of five years, and renew automatically for one-year periods after the first five years.  The agreements terminate upon the employee reaching age 65 or terminating employment with the Company.  The Company must provide 90 days' notice to terminate the agreements.  These agreements are described in more detail below under the heading "Potential Payments upon Termination or Change in Control."

Perquisites and Other Benefits.  The primary perquisite for named executive officers is the use of company vehicles for personal benefit.  The most common personal use of company vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.  Named executive officers also participate in the Company's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock purchase plan ("ESPP").  Under the ESPP, full-time employees with at least 90 days of service are eligible to purchase company stock through payroll deduction, up to 10% of their regular salary, at a 5% discount from fair market value.  The Compensation Committee considers the ESPP as a contributing factor to hiring and retaining employees, and as a way of aligning employee interests with those of shareholders.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and three vice presidents.  The Compensation Committee reviews the performance and compensation of the Chief Executive and, following discussions with that individual, and a review of the data provided by Executive Reward Advisors and other available data, establishes his compensation level.  For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee, based on Executive Reward Advisors data and other available data, which are subject to final approval by the committee.  With respect to the cash and stock based incentive awards, the Compensation Committee grants incentive awards when warranted.

Shareholder Say-on-Pay and Say-on-Frequency Votes.  The Company provides its shareholders with the opportunity to cast an advisory vote on executive compensation (a "say-on-pay proposal") every three years.  At the Company's annual meeting of shareholders held in May 2017, a substantial majority of the votes cast on the three-year say-on-pay proposal at that meeting were voted in favor of the proposal.  The Compensation Committee believes this affirms shareholders' support of the Company's executive compensation program, and did not change its program in 2017.  The entire executive compensation package will be voted upon by shareholders again at the 2020 annual meeting.  The Compensation Committee will consider the outcome of the Company's say-on-pay vote when making future compensation decisions for the named executive officers.

Shareholders have an opportunity at least every six years to cast an advisory vote on the frequency of say-on-pay proposals.  The frequency of say-on-pay proposals will be voted upon by shareholders at the 2023 annual meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ernest J. Waters Chairperson
George Hay Kain III Member	Jody L. Keller, SPHR Member	Robert P. Newcomer Member

COMPENSATION RISK ASSESSMENT

The Compensation Committee reviewed the Company's compensation policies and practices for all employees (including non-executive officers) covering base salaries and wages, deferred compensation, incentive plans and change in control agreements in order to assess the inherent risks involved.

Considering all of the elements of the various compensation plans and the fact that the Company has no competing segments or divisions, the Compensation Committee concluded that the Company's compensation policies and practices did not incentivize excessive risk-taking that would have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are named above, and in the "Board Committees and Functions" section of this proxy statement.  None of the members of the Compensation Committee is or has ever been an officer or employee of the Company, and during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2017, 2016 and 2015.

					Change in
					Pension Value
				Non-Equity	& Nonqualified
				Incentive Plan	Deferred	All Other
Name and Principal Position	Year	Salary	Stock Awards (1)	Compensation (2)	Compensation Earnings (3)	Compensation (4)	Total

Jeffrey R. Hines, P.E.	2017	$303,592	$5,945	$15,325	$302,578	$9,974	$637,414
President, Chief	2016	294,515	5,770	14,862	185,893	12,150	513,190
Executive Officer	2015	285,885	-	14,425	26,004	12,954	339,268

Kathleen M. Miller	2017	191,891	-	9,788	213,196	7,710	422,585
Chief Financial	2016	181,012	3,500	9,188	181,198	9,138	384,036
Officer	2015	171,871	-	8,750	36,194	7,085	223,900

Joseph T. Hand	2017	193,198	3,675	9,888	107,924	14,348	329,033
Chief Operating	2016	181,012	3,500	9,188	71,870	17,848	283,418
Officer	2015	171,867	-	8,750	37,074	16,745	234,436

John H. Strine	2017	129,962	2,541	6,553	204,169	164,514	507,739
Vice President-	2016	125,957	2,461	6,353	144,924	8,087	287,782
Operations	2015	122,109	-	6,153	64,251	7,985	200,498

Mark S. Snyder, P.E.	2017	114,627	2,241	5,775	68,826	11,750	203,219
Vice President-
Engineering

(1)	Stock awards valued at approximately 2% of the named executive officer's base pay were made using the closing stock price on May 1, 2017.
(2)	Non-Equity Plan Incentive Plan compensation is shown in the year earned and is normally paid in the following calendar year.
(3)
Amounts presented represent the sum of the change in the actuarial present value of the named executive officer's accumulated benefit under the Company's defined benefit pension plan and the change in the present value of the named executive officer's benefit under the Company's supplemental executive retirement plan.  The change in pension value and supplemental executive retirement plan can vary from year to year due to changes in the discount rate used to calculate the present value and changes in the mortality table.  When the discount rate increases, the present value of the pension and non-qualified deferred compensation liability decreases.  The change was higher in 2017 than in 2016 due to a decrease in the discount rate to 3.5% in 2017 from 4.0% in 2016.  The change was higher in 2016 than in 2015 due to a decrease in the discount rate to 4.0% in 2016 from 4.2% in 2015.  In addition, an adjusted mortality table and improvement scale were adopted in 2015 to reflect two additional years of data from the Social Security Administration, and included rates generally lower than assumed in the prior year mortality table and improvement scale.  The Company adopted the new mortality improvement scales released in 2016 and 2017.

(4)
Includes Company contributions to the named executive officer's 401(k) account, credited earnings, tax savings and Company contributions for non-qualified deferred compensation, and personal use of company vehicles.

GRANTS OF PLAN BASED AWARDS

Name and Principal Position	Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target (1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (in shares) (2)	Grant Date Fair Value of Stock Awards (2)
Jeffrey R. Hines, P.E. President, Chief Executive Officer	05/01/17 01/30/17	04/26/17	$15,325	156	$5,945
Kathleen M. Miller Chief Financial Officer	01/30/17		9,788
Joseph T. Hand Chief Operating Officer	05/01/17 01/30/17	04/26/17	9,888	97	3,675
John H. Strine Vice President-Operations	05/01/17 01/30/17	04/26/17	6,553	67	2,541
Mark S. Snyder, P.E. Vice President-Engineering	05/01/17 01/30/17	04/26/17	5,775	59	2,241

(1)
Non-Equity Incentive Plan Awards.  As described in the Compensation Discussion and Analysis under the heading "Cash Incentives," our practice is to award cash incentives based upon the achievement of diverse performance objectives.  The performance objectives are established annually by the Compensation Committee, and are designed to recognize and reward the achievement of our goals and the creation of value for our customers and shareholders.  Non-Equity Incentive Plan Awards are shown in the year earned and are normally paid in the following calendar year.

(2)
Equity Incentive Plan Awards.  As described in the Compensation Discussion and Analysis under the heading "Stock Awards," our practice is to increase shareholder value by providing the incentive of long-term stock-based awards upon meeting or exceeding a combination of metrics that link closely to shareholder value established by the Compensation Committee.  Stock awards valued at approximately 2% of the named executive officer's base pay were made using the closing stock price on May 1, 2017.

The awards appearing in this table also appear in the Summary Compensation Table.

Awards are subject to the Company's clawback policy.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name and Principal Position	Equity Incentive Plan Awards: Number of Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested
Jeffrey R. Hines, P.E. President, Chief Executive Officer	259	$8,780
Joseph T. Hand Chief Operating Officer	160	5,424
John H. Strine Vice President-Operations	111	3,763
Mark S. Snyder, P.E. Vice President-Engineering	98	3,322

The December 31, 2017 closing price of the Company's Common Stock was $33.90.

The shares that have not vested consist of one-third of the 2016 award that will vest on November 28, 2018 and one-third that will vest on November 28, 2019.  It also consists of one-third of the 2017 award that will vest on May 1, 2018, one-third that will vest on May 1, 2019, and one-third that will vest on May 1, 2020.

STOCK VESTED

Name and Principal Position	Equity Incentive Plan Awards: Number of Shares Acquired on Vesting	Equity Incentive Plan Awards: Value Realized on Vesting
Jeffrey R. Hines, P.E. President, Chief Executive Officer	52	$1,940
Kathleen M. Miller Chief Financial Officer	94	3,301
Joseph T. Hand Chief Operating Officer	31	1,177
John H. Strine Vice President-Operations	22	826
Mark S. Snyder, P.E. Vice President-Engineering	20	738

The shares acquired on vesting consist of one-third of the 2016 award that vested on November 28, 2017.  The November 28, 2017 closing price of the Company's Common Stock was $37.55.  In addition, the Board accelerated the vesting period for restricted stock granted in 2016 to Ms. Miller from three years to her December 31, 2017 retirement date.  The shares acquired on vesting for Ms. Miller consists of the remaining two-thirds of the 2016 award that vested on December 31, 2017.  The December 31, 2017 closing price of the Company's Common Stock was $33.90.

PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each named executive officer, including the number of years of credited service, under the Company's General and Administrative Pension Plan (a defined benefit pension plan) and its Supplemental Executive Retirement Plan.  Detailed information on these plans can be found in the Compensation Discussion and Analysis above, under the heading "Retirement Plans."

Name and Principal Position	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit

Jeffrey R. Hines, P.E.	General and Administrative	28	$1,534,967
President, Chief Executive Officer	Pension Plan

Jeffrey R. Hines, P.E.	Supplemental Executive	28	569,405
President, Chief Executive Officer	Retirement Plan

Kathleen M. Miller	General and Administrative	22	817,465
Chief Financial Officer	Pension Plan

Kathleen M. Miller	Supplemental Executive	14	321,186
Chief Financial Officer	Retirement Plan

Joseph T. Hand	General and Administrative	10	290,858
Chief Operating Officer	Pension Plan

Joseph T. Hand	Supplemental Executive	8	155,337
Chief Operating Officer	Retirement Plan

John H. Strine	General and Administrative	40	1,287,271
Vice President-Operations	Pension Plan

John H. Strine	Supplemental Executive	8	259,796
Vice President-Operations	Retirement Plan

Mark S. Snyder, P.E.	General and Administrative	11	204,848
Vice President-Engineering	Pension Plan

Mark S. Snyder, P.E.	Supplemental Executive	8	81,271
Vice President-Engineering	Retirement Plan

All assumptions made in quantifying the present value of the accumulated benefits under the defined benefit pension plan to the named executive officers are described in Note 7 to the Company's Financial Statements included in our 2017 Annual Report on Form 10-K.  The present value of the accumulated supplemental executive retirement benefit is based on retirement at age 60 with the exception of Ms. Miller which is based on her retirement at age 55.  The present values are based upon a 3.50% discount rate.  There were no payments to named executives made under these plans during the last fiscal year.  Future payouts under these plans are described in more detail in the Compensation Discussion and Analysis under the heading "Retirement Plans".  Employees begin accruing benefits under the Pension Plan when they commence work at the Company, but do not become eligible for the Supplemental Executive Retirement Plan until they become executives of the Company.

NONQUALIFIED DEFERRED COMPENSATION

The table set forth below presents contributions, earnings and the balance at year-end, for the accounts of our named executive officers, under our deferred compensation program that is described in more detail in the Compensation Discussion and Analysis under the heading "Deferred Compensation."  Company contributions and earnings are reported in the "All Other Compensation" column of the Summary Compensation Table.

Name and Principal Position	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year *	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End ^
Jeffrey R. Hines, P.E., President, Chief Executive Officer	$974	$2,153	$2,639	$111,910
Kathleen M. Miller, Chief Financial Officer	1,519	3,377	1,533	65,023
Joseph T. Hand, Chief Operating Officer	5,550	7,358	2,955	125,308
John H. Strine, Vice President-Operations	-	158,407	2,224	230,407
Mark S. Snyder, P.E. Vice President-Engineering	4,000	5,328	2,191	92,898
*  Company Contributions include a match, the future tax savings to be earned by the Company when death benefits are received and the enhanced benefit.

^  The prior year Aggregate Balance column included future tax savings to be earned by the Company when death benefits are received at the rates in effect before enactment of the Tax Cuts and Jobs Acts in December 2017.  The current year Aggregate Balance column includes a revaluation of the account balances based on the rates in effect upon enactment of the Tax Cuts and Jobs Acts resulting in a reduction of accumulated benefits.

PAYOUT OF DEFERRED COMPENSATION ACCOUNTS

Payouts upon Retirement or Disability.  Following a named executive officer's retirement, or if a named executive officer becomes disabled before his or her deferred income account has been distributed, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to retirement.  Assuming all named executive officers were eligible for retirement as of December 31, 2017, the named executive officers would receive the monthly benefits in the table that follows.
Name and Principal Position	Deferred Income Account Percentage	Monthly Retirement Amount
Jeffrey R. Hines, P.E., President, Chief Executive Officer	1.110%	$1,242
Kathleen M. Miller, Chief Financial Officer	0.833%	542
Joseph T. Hand, Chief Operating Officer	0.833%	1,044
John H. Strine, Vice President-Operations	0.833%	1,920
Mark S. Snyder, P.E. Vice President-Engineering	0.833%	774

Payouts upon Termination of Employment.  If a named executive officer's employment with the Company is terminated other than by death or disability before he or she is eligible for retirement (age 60), the amount of his or her contributions and the earnings thereon (if a participant for less than 10 years) shall be distributed to such named executive officer immediately upon his or her termination in a lump sum.  If a named executive officer's employment with the Company is terminated before he or she is eligible for retirement (age 60), but after attaining 10 years but less than 15 years in the plan, the amount of his or her vested account including his or her contributions and the earnings thereon, and the Company's matching contributions and earnings thereon shall be distributed to such named executive officer upon his or her attainment of age 60, in 120 monthly installments.  If a named executive officer's employment with the Company is terminated before he or she is eligible for retirement (age 60), but after attaining 15 years of service under the plan, the amount of his or her contributions and the earnings thereon, the Company's matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer upon his or her attainment of age 60, in 120 monthly installments.  If a named executive officer's employment with the Company is terminated after he or she is eligible for retirement (age 60), the amount of his or her contributions and the earnings thereon, the Company's matching contributions and earnings thereon, the enhanced benefit based on his or her enhancement factor, and the future tax savings to be received by the Company shall be distributed to such named executive officer in 120 monthly installments.  Assuming each named executive officer were terminated as of December 31, 2017, such named executive officer would be entitled to receive the following payment, either in lump sum or in installments upon reaching age 60:

Name and Principal Position	Payment Upon Termination
Jeffrey R. Hines, P.E., President, Chief Executive Officer	$111,910
Kathleen M. Miller, Chief Financial Officer	65,023
Joseph T. Hand, Chief Operating Officer	59,402
John H. Strine, Vice President-Operations	230,407
Mark S. Snyder, P.E. Vice President-Engineering	44,038

The named executive officer deferrals have previously been reported in the salary column of the Summary Compensation Table in the year in which they were earned.

Payouts upon Death.  If a named executive officer were to die before distribution of his or her deferred income account has commenced, his or her beneficiary would receive a death benefit in an amount equal to the higher of $150,000, or the named executive officer's deferred income account (including tax savings) immediately prior to his or her death.  The death benefit will be paid to beneficiaries in a lump sum.  Ms. Miller retired on December 31, 2017 and is no longer eligible for the death benefit.  Assuming death benefits for each named executive officer became payable as of December 31, 2017, such named executive officer's respective beneficiaries would be entitled to receive the following lump sum payments:

Name and Principal Position	Beneficiary Death Benefit ($)
Jeffrey R. Hines, P.E., President, Chief Executive Officer	150,000
Joseph T. Hand, Chief Operating Officer	150,000
John H. Strine, Vice President-Operations	230,407
Mark S. Snyder, P.E., Vice President-Engineering	150,000

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Description of Change in Control Agreements.  We have entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control in consideration of such named executive officers agreeing not to compete with us for a period of time following the termination of their employment.

Under all agreements, generally a "change in control" will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of our voting securities;

•	A majority of our Board of Directors is involuntarily removed or defeated for re-election to our Board of Directors (for example, as a result of a proxy contest);

•
We are party to a merger or reorganization pursuant to which the holders of our voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all of its assets are sold to a third party.

In each circumstance described above, our Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control, and most payments also require that the relevant senior manager's employment also be terminated.  The amounts of payments to our named executive officers under these agreements vary depending on the timing of the change in control and the timing and manner of the termination of employment.  Generally, the manner of termination is divided into four categories.

A "for cause" termination results from:

•	misappropriation of funds or any act of common law fraud;
•	habitual insobriety or substance abuse;
•	conviction of a felony or any crime involving moral turpitude;
•	willful misconduct or gross negligence by the senior manager in the performance of his duties;
•	the willful failure of the senior manager to perform a material function of his duties; or
•	the senior manager engaging in a conflict of interest or other breach of fiduciary duty.

A "good reason" termination occurs when the senior manager terminates his own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
•
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 50 miles from his or her principal place of business immediately preceding the change of control.

A voluntary termination is the termination by the senior manager of his or her own employment under circumstances that would not be a "good reason" termination.  Examples are ordinary retirement or leaving the Company to seek other job opportunities.

An involuntary termination is a termination in connection with a change in control that is not a "for cause" termination, a good reason termination or a voluntary termination.

Payouts under Change in Control Agreements. Under the agreements, all named executive officers are entitled to payment in the case of an involuntary termination or a good reason termination within some time period surrounding a change in control (generally six months prior to or one year following a change in control).  Payments are paid in lump sum and are based on a multiple of base salary and cash incentive compensation earned by the named executive officer in the preceding 12 months.  We call this amount "base pay."  Additionally, Messrs. Hines, Hand, Snyder, and Strine are entitled to payment of "stay bonuses" if they remain employed by us for one year following a change in control, and smaller stay bonuses if they remain employed for at least three months following a change in control and then voluntarily terminate their employment more than three months but less than one year following a change in control.  Finally, our named executive officers are entitled to have their health and welfare benefits continue for periods of up to one year following the termination of their employment (subject to such benefits terminating or such named executive officer becoming covered by the benefit plans of another employer).

The table below sets forth the relevant base pay multiples, lump sum payout amounts and the value of continued benefits our named executive officers would receive under various circumstances under their change in control agreements.  For the purposes of this table, we have assumed that a change in control occurred on December 31, 2017.  Ms. Miller retired on December 31, 2017 and is no longer eligible for change in control payouts.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits
Name	Base Pay	Amount	(1)	Total

Jeffrey R. Hines, P.E.

Involuntary termination or good reason termination.	2.99 times	$962,255	$16,371	$978,626

Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	80,456	16,371	96,827

Continuing employment for one year after a change in control.	.5 times	160,912	16,371	177,283

Joseph T. Hand

Involuntary termination or good reason termination.	.5 times	103,819	565	104,384

Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	51,910	565	52,475

Continuing employment for one year change in control.	.5 times	103,819	565	104,384

John H. Strine

Involuntary termination or good reason termination.	.5 times	68,802	16,371	85,173

Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	34,401	16,371	50,772

Continuing employment for one year after a change in control.	.5 times	68,802	16,371	85,173

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits
Name	Base Pay	Amount	(1)	Total

Mark S. Snyder, P.E.

Involuntary termination or good reason termination.	.5 times	60,638	20,938	81,576

Voluntary termination more than 3 months but less than one year after a change in control.	.25 times	30,319	20,938	51,257

Continuing employment for one year after a change in control.	.5 times	60,638	20,938	81,576

(1) The value of health benefits was determined using the estimated rates applicable under the Comprehensive Omnibus Budget Reconciliation Act (COBRA) for terminated employees.

Payment of the lump sum payments under the change in control agreements is contingent upon the named executive officer executing a standard release.  The change in control agreements also contain non-competition provisions that generally require that, a named executive officer will not, while he or she is employed by us and for one year following the termination of his or her employment by us:

•
participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his or her name to be used in connection with, any business or enterprise engaged in by us within our franchised territory;

•	solicit or attempt to convert any account or customer of the Company to another supplier; or
•	solicit or attempt to hire any employee of the Company.

Any breach of this non-competition agreement can result in damages being awarded to the Company, including the amount of one-half of any lump sum payments described above.

Other Payouts.  The named executive officers will also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment with us.

Using the assumptions described in Note 7 to the Company's Financial Statements included in the 2017 Annual Report on Form 10-K, and assuming that all of our named executive officers remain with the Company until reaching age 55 (or, for those who are currently older than age 55, assuming they retired as of December 31, 2017) our named executive officers have earned monthly benefits under the pension plan and supplemental retirement plan as follows:

Name	Plan Name	Monthly Benefit

Jeffrey R. Hines, P.E.	General and Administrative Pension Plan	$9,547
Jeffrey R. Hines, P.E.	Supplemental Executive Retirement Plan	4,574
Kathleen M. Miller	General and Administrative Pension Plan	5,213
Kathleen M. Miller	Supplemental Executive Retirement Plan	2,719
Joseph T. Hand	General and Administrative Pension Plan	2,333
Joseph T. Hand	Supplemental Executive Retirement Plan	1,307
John H. Strine	General and Administrative Pension Plan	6,953
John H. Strine	Supplemental Executive Retirement Plan	1,852
Mark S. Snyder, P.E.	General and Administrative Pension Plan	1,724
Mark S. Snyder, P.E.	Supplemental Executive Retirement Plan	889

Our named executive officers will also be entitled to be paid the amounts described in the narrative discussion accompanying the Nonqualified Deferred Compensation Table above in the manner described in that section.

All restrictions applicable to any outstanding restricted stock awards will lapse upon a change in control and all shares of common stock will immediately vest.

DIRECTOR COMPENSATION

Director	Fees Paid in Cash	Stock Awards	Total

James H. Cawley, Esq.	$25,550	$1,938	$27,488
Michael W. Gang, Esq.	26,050	3,306	29,356
George W. Hodges	32,500	3,306	35,806
George Hay Kain III	24,660	3,306	27,966
Jody L. Keller, SPHR	23,820	3,306	27,126
Erin C. McGlaughlin	29,300	1,938	31,238
Robert P. Newcomer	29,350	3,306	32,656
Steven R. Rasmussen, CPA	31,020	3,306	34,326
Ernest J. Waters	29,850	3,306	33,156

Director Fees Paid in Cash.  In consideration of the services they provide to us, Directors who are not regular full-time employees are entitled to receive a retainer of $16,500 per year, payable quarterly.  In addition to the annual retainer, Board and Committee members are entitled to the fees in the table below for each meeting they attend.  Directors who are also current employees of the Company receive no additional compensation for Board service.

	Board	Executive Committee	Audit Committee	Nomination & Corporate Governance Committee	Compensation Committee
Chairperson	$1,850	$1,200	$1,800	$1,090	$1,090
Directors/Members	$810	$890	$950	$840	$840

Stock Awards.  The Board is authorized to grant equity-based compensation to non-employee Directors which vests immediately under a long-term incentive plan approved by shareholders in 2016.  The Board believes that director fees paid in equity will help to better align Board member objectives with those of shareholders.  The equity compensation is determined as a percentage of the annual retainer, with the number of shares based on the closing price of the stock on the grant date.  The grant amount is prorated in the event a non-employee Director has not served on the Board for the entire year.  The service year is May through April.  On May 1, 2017, the non-employee Directors were issued stock awards in the amount of 20% of the annual retainer, or $3,306, which amounted to 87 shares based on the closing price of the common stock of the Company of $38.00.  The award was for the service year ended April 2017, and the shares vested immediately.  Directors Cawley and McGlaughlin were given a prorated award to recognize their seven (7) months of service during the service year.

No perquisites are provided to Directors.

There were eight (8) Board of Directors' Meetings during calendar year 2017.  All Directors attended more than 75% of the scheduled Board of Directors and committee meetings.  In addition, all Directors attended the 2017 Annual Meeting of Shareholders.  All Directors are expected to attend the 2018 Annual Meeting of Shareholders, but attendance is not mandatory.

PAY RATIO DISCLOSURE

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the total annual compensation of the principal executive officer.  The Company's principal executive officer (the "PEO") is Jeffrey R. Hines, P.E.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.  The Company believes its compensation philosophy and process yield an equitable result, as demonstrated below.

To determine the median employee, a listing was prepared of all employees except the PEO as of October 31, 2017.  Wages and salaries from January 1, 2017 through October 31, 2017 from the Company's payroll records were used to select the median employee.  Wages and salaries were normalized for those employees who were not employed for the full period of January 1, 2017 through October 31, 2017.  The median employee was identified based on the median amount of wages and salaries from the normalized list.

After identifying the median employee, we calculated that employee's annual total compensation using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table.  The components of total annual compensation for the median employee included wages, change in the actuarial present value of the median employee's accumulated benefit under the Company's defined benefit pension plan, and Company contributions to the median employee's 401(k) account included in all other compensation.

2017 Compensation
	Principal Executive Officer	Median Employee
Salary	$303,592	$59,017
Stock Awards	5,945	-
Non-Equity Incentive Plan Compensation	15,325	-
Change in Pension Value & Nonqualified Deferred Compensation Earnings	302,578	65,149
All Other Compensation	9,974	2,800
Total	637,414	126,966

Ratio of PEO to median employee compensation: 5.0 : 1.0

As set forth above, the annual compensation for 2017 for the PEO was $637,414 and for the median employee was $126,966.  The resulting ratio of our PEO's pay to that of our median employee for 2017 was 5.0 to 1.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders must be received by the Company in writing no later than November 27, 2018.  In addition, all proposals will need to comply with Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

For a proposal to be timely for consideration at the annual meeting, but not included in the proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders, the Company's Bylaws provide that we must have received the shareholder proposal or director nomination not less than ninety days nor more than one hundred and twenty days prior to the anniversary of our annual meeting, meaning between January 7, 2019 and February 6, 2019 for the 2019 annual meeting.  In the event that the 2019 annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from the anniversary date of the 2018 Annual Meeting, proposals or nominations for the 2019 annual meeting must be received by us no earlier than the ninetieth day prior to the date of the 2019 annual meeting of shareholders or, if later, the date which is ten days after the day on which public announcement of the date of such meeting is first made.  All shareholder proposals and director nominations must also comply with the other requirements set forth in the Company's Bylaws.  Copies of the Company's Bylaws can be obtained by submitting a written request to:  Corporate Secretary, The York Water Company, 130 E. Market Street, York, PA 17401.

OTHER MATTERS

We offer a service approved by the SEC called householding.  This service allows shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials to receive only one copy of our Proxy Statement and Annual Report.  We believe this service provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.  If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions, or Broadridge, by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge upon written or oral request by writing to:  Molly Norton, The York Water Company, 130 East Market Street, York, Pennsylvania 17401; or by telephone to Ms. Norton at (717) 718-2942.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company's website at www.yorkwater.com.

A copy of the Company's Annual Report to Shareholders, does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company's website at www.yorkwater.com.